Exhibit 11.1


                        Trusted Information Systems, Inc.

              Statement of Computation of Earnings (Loss) Per Share

                                     For the Nine Months Ended
                                   September 29,      September 27,
                                       1995               1996
                            ---------------------------------------

Common Stock Outstanding              7,467,451          7,343,885

Dilutive effects of Stock Options       674,441                ---

Issuance of Cheap Stock                 866,176            571,676
                                        -------            -------

    Weighted average shares
                outstanding           9,008,068          7,915,561
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